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                                                           FMC Corporation
                                                           Quarterly Report
                                                           on Form 10-Q for
                                                           September 30, 1996

Exhibit 11  Statement re:
            -------------
            Computation of Per Share Earnings Assuming
            ------------------------------------------
            Full Dilution (Unaudited)
            -------------------------
            (In thousands, except per share data)
            -------------------------------------


                                    Three Months              Nine Months
                                 Ended September 30        Ended September 30
                                 ------------------        ------------------
                                 1996          1995        1996          1995
                                 -------    -------        --------  --------
Earnings:
  Net income                     $54,581    $57,049        $166,102  $187,197

Shares:
  Average number of shares of
   common stock and common
   stock equivalents
   outstanding                    38,053     37,848          38,028    37,685

  Additional shares assuming
   conversion of
   stock options                       1        195              37       116
                                 -------    -------        --------  --------
Pro forma shares                  38,054     38,043          38,065    37,801
                                 =======    =======        ========  ========

Earnings per common share
  assuming full dilution         $  1.44    $  1.50        $   4.36  $   4.95
                                 =======    =======        ========  ========